EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
Opko Health, Inc.
4400 Biscayne Blvd., Suite 1500
Miami, Florida 33137
     We consent to the incorporation by reference in the Form S-8 of Opko Health, Inc. (formerly eXegenics, Inc.) as of our report dated February 19, 2007, with respect to the balance sheets of Opko Health, Inc. (formerly eXegenics, Inc.) as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity and cash flows for each of the years in the two year period ended December 31, 2006.
/s/ ROTENBERG & CO., LLP
Rochester, New York
June 25, 2007